Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
March 6, 2024	Erica Campbell, Hines
212-294-9024
Erica.Campbell@hines.com

HINES SECURITIES SUCCESSFULLY COMPLETES $77 MILLION MULTIFAMILY DST

DST Offering Addresses Investor Needs in a Dynamic Real Estate Market Environment

(HOUSTON) – Hines, the global real estate investment, development and property manager, announced today that Hines Securities, Inc. has successfully completed another Delaware Statutory Trust (“DST”) with HREX Multifamily I DST. The DST owns EMME, a high-quality asset featuring resort-style amenities and immediate proximity to the diverse offerings of Chicago’s West Loop submarket.

EMME is a vibrant 14-story, 199-unit Class A multifamily development that is 96% leased as of September 30, 2023. The asset was sourced by Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”), which has a $4.1B portfolio as of January 31, 2024, diversified by geography and property type with a focus on dynamic sectors and markets. HREX Multifamily I DST is a subsidiary of HGIT.

“Since launching Hines Global Income Trust almost 10 years ago, a companion 1031 exchange offering has been of growing interest from financial professionals and their clients,” noted Alfonso Munk, Chief Investment Officer – Americas for Hines. “We couldn’t be more pleased to help investors achieve their 1031 goals, as evidenced by the overwhelming response to HREX Multifamily I DST.”

HREX Multifamily I DST allowed qualified investors to complete a like-kind exchange of property under Internal Revenue Code Section 1031. The offering presented a compelling solution to aid in the deferment of capital gains and other taxes while providing the opportunity to diversify real estate holdings through the ownership of an institutional-quality asset.

About Hines Global Income Trust
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a global real estate investment, development and property manager. The firm was founded by Gerald D. Hines in 1957 and now operates in 30 countries. We manage a $94.6B¹ portfolio of high-performing assets across residential, logistics, retail, office, and mixed-use strategies. Our local teams serve 790 properties totaling 269 million square feet globally. We are committed to a net zero carbon target by 2040 without buying offsets. To learn more about Hines, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2023.

Any ESG or impact commitments made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT or its subsidiaries. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to the investments of HGIT and its subsidiaries and any implementation can be overridden or ignored at HGIT's sole discretion.

No Offer of Securities
This press release shall not be deemed an offer to sell, or a solicitation of an offer to purchase, any securities. No one can invest directly in the Hines Real Estate Exchange platform.